Exhibit 99.1

Nara Bancorp Reports Net Income Available to Common Stockholders of $2.9 Million for the Third Quarter

Quarterly Highlights:

  Return to profitability for the quarter
  Increase in delinquencies and non-performing assets
  Decline in net charge-offs and total watch list loans
  Loan growth of $52 million
  Liquidity and capital levels remain strong

LOS ANGELES--(BUSINESS WIRE)--October 15, 2009--Nara Bancorp, Inc. (the “Company”) (NASDAQ: NARA), the holding company of Nara Bank (the “Bank”) reported net income available to common stockholders of $2.9 million, or $0.11 per diluted share, for third quarter 2009, compared to net income available to common stockholders of $5.0 million, or $0.19 per diluted share, for third quarter 2008, and a net loss available to common stockholders of $7.1 million, or ($0.27) per diluted share, for second quarter 2009.

Min Kim, President and Chief Executive Officer, said, “As expected, our net interest margin expanded, and combined with net loan growth during the quarter, we had a meaningful increase in net interest income as compared with the second quarter of 2009. On the credit quality front, we continue to aggressively work through our problem loans. Although delinquencies and non-performing assets increased, we experienced lower net charge-offs and a lower loan loss provision for the quarter.”

“Our deposits continue to grow, but at a slower rate in the third quarter compared with the first half of the year. This was a direct result of our strategy to reduce pricing on deposits. We will continue to redeploy funds from deposit growth into higher yielding assets as the opportunities arise. In the meantime, our substantial liquidity provides us significant flexibility,” said Ms. Kim.

Financial Highlights

	2009 Third Quarter	2008 Third Quarter	2009 Second Quarter
	(Dollars in thousands)
Net income (loss)	$3,941	$4,982	$(6,008)
Net income (loss) available to common stockholders	$2,872	$4,982	$(7,077)
Diluted earnings (loss) per share	$0.11	$0.19	$(0.27)
Net interest income	$24,233	$24,753	$21,260
Net interest margin	3.14%	4.02%	2.94%
Non-interest income	$4,894	$4,011	$3,785
Non-interest expense	$14,668	$13,991	$16,822
Net loans receivable	$2,099,223	$2,084,062	$2,049,738
Deposits	$2,487,070	$1,946,843	$2,439,795
Non-performing loans *	$35,510	$30,501	$30,850
ALLL to gross loans *	2.49%	1.33%	2.42%
ALLL to non-performing loans *	149%	91%	163%
Provision for loan losses	$8,500	$6,180	$19,000
Efficiency ratio	50.36%	48.64%	67.17%

* Excludes the guaranteed portion of delinquent SBA loans totaling $20.9 million, $14.5 million and $19.8 million at third quarter 2009, third quarter 2008 and second quarter 2009, respectively.

Operating Results for Third Quarter 2009

Net Interest Income and Net Interest Margin. Third quarter 2009 net interest income before provision for loan losses was $24.2 million, a decrease of 2% from third quarter 2008. The decline in net interest income was due to the decline in the net interest margin, caused in part by an increase in liquid assets with lower yields resulting from the increase in deposits during the first half of 2009, substantially offset by an increase in average interest earning assets.

Third quarter 2009 net interest margin (net interest income divided by average interest-earning assets) decreased 88 basis points to 3.14% from 4.02% for third quarter 2008. During the twelve months ended September 30, 2009, market interest rates declined as the targeted federal funds rate declined 175 basis points, and the Bank’s interest-earning assets re-priced downward faster than its interest-bearing liabilities. Concurrently, average interest earning assets increased 26% year over year.

Total deposits grew 28% year over year, primarily from the growth in the first half of the year. Third quarter deposit growth was 2%, resulting in a loan to deposit ratio of 86% at September 30, 2009, compared to 108% at September 30, 2008.

Total loans grew 2% year over year, primarily due to net loan growth of $52 million during third quarter 2009. Cash and investments grew 144% year over year, as funds from deposit growth were invested in securities, federal funds and cash at the Federal Reserve, substantially increasing on-balance sheet liquidity, but adversely affecting net interest margin. As loan demand continues to improve, the Bank expects to convert liquid assets and short term investments into higher yielding loans.

The weighted average yield on the loan portfolio for third quarter 2009 decreased 87 basis points to 6.28% from 7.15% for the same period last year. The decrease was the result of the prime rate-based portion of the loan portfolio repricing downward as market interest rates continued to decline due to reductions in interest rates by the Federal Reserve throughout 2008. The prime rate decreased 175 basis points, consistent with the federal funds rate cuts. This was partially mitigated by the fixed rate loans in the portfolio. At September 30, 2009, fixed rate loans were 51% of the loan portfolio. The weighted average yield on the variable rate and fixed rate loan portfolios (excluding loan discount accretion) at September 30, 2009 was 4.79% and 7.52%, respectively, compared to 6.04% and 7.65% at September 30, 2008.

The weighted average yield on securities available-for-sale for third quarter 2009 decreased 25 basis points to 4.37% from 4.62% for the same period last year. The decrease was primarily due to downward repricing of variable rate agency CMO investment securities tied to one month LIBOR, as such rates declined over the past 12 months, and the rebalancing our investment portfolio to shorter duration securities to mitigate against interest rate risk. The variable rate agency CMO portfolio was $67.5 million at September 30, 2009, yielding 2.72%, compared to $112.9 million at September 30, 2008, yielding 4.12%.

The weighted average cost of deposits for third quarter 2009 decreased 50 basis points to 2.20% from 2.70% for the same period last year. The cost of time deposits decreased 64 basis points to 2.71% from 3.35% for the same period last year.

The weighted average cost of FHLB advances for third quarter 2009 also decreased 6 basis points to 3.76% for third quarter 2009, compared to 3.82% for third quarter 2008, due to refinancing of $10 million of advances during the quarter at a lower three-year rate.

Following are the weighted average rate data on a spot rate basis at September 30, 2009 and 2008:

	September 30,
	2009	2008
Weighted average loan portfolio yield (excluding discounts)	6.19%	6.87%
Weighted average securities available-for-sale portfolio yield	4.35%	4.89%
Weighted average cost of deposits	2.06%	2.69%
Weighted average cost of total interest-bearing deposits	2.38%	3.29%
Weighted average cost of FHLB advances	3.67%	3.78%

Sequentially, third quarter 2009 net interest income before provision for loan losses increased $3.0 million, or 14%, from second quarter 2009. The increase was attributable to an increase in average interest-earning assets and improved net interest margin. Average interest-earning assets increased $193 million, or 7%, during third quarter 2009. The net interest margin increased 20 basis points to 3.14% for third quarter 2009 from 2.94% for second quarter 2009. The yield on interest-earning assets increased nine basis points reflecting the shift from federal funds and cash to loans, and the cost of interest-bearing liabilities decreased 17 basis points, reflecting the deposit lag effect as CDs mature, as well as the downward adjustments made by the Bank to rates offered to deposit customers.

Non-accrual loan interest reversed was $328 thousand, $273 thousand, and $169 thousand for third quarter 2009, third quarter 2008, and second quarter 2009, respectively. Excluding this effect, the net interest margin for third quarter 2009, third quarter 2008, and second quarter 2009 was 3.18%, 4.07%, and 2.96%, respectively.

Prepayment penalty income for third quarter 2009, third quarter 2008 and second quarter 2009 was $173 thousand, $434 thousand and $145 thousand, respectively. Excluding the effects of both non-accrual loan interest income and prepayment penalty income, the net interest margin for third quarter 2009, third quarter 2008 and second quarter 2009 was 3.16%, 4.00% and 2.94%, respectively.

Non-interest Income. Third quarter 2009 non-interest income was $4.9 million, an increase of $883 thousand, or 22% compared to third quarter 2008. The increase is primarily due to net gains on sales of securities available-for-sale of $1.7 million during the quarter. There were no gains on sales of securities available-for-sale for the same quarter 2008. A total of $85.2 million in available-for-sale GSE investment securities were sold as part of the rebalancing of duration and mix of our investment securities portfolio.

Sequentially, non-interest income increased 29% from second quarter 2009. The increase was primarily due to higher net gains on sale of securities available-for-sale during third quarter 2009, offset by a loss recognized from the sale of loans during third quarter 2009. Net gains on sales of securities available-for-sale were $1.7 million for third quarter 2009, compared to $220 thousand for second quarter 2009. Net losses on sales of non-performing loans were $126 thousand during third quarter 2009, compared to net gains of $542 thousand for second quarter 2009. Non-performing loans of $8.7 million were sold during third quarter 2009, compared to $1.7 million during second quarter 2009.

Non-interest Expense. Third quarter 2009 non-interest expense was $14.7 million, an increase of 5% from $14.0 million for the same period last year. The increase was primarily due to an increase in FDIC insurance premiums and credit related expenses. FDIC insurance premiums increased $554 thousand, or 129%, to $984 thousand for third quarter 2009, compared to $430 thousand for the same quarter of 2008. The increase is due to an increase in the assessment rate imposed by the FDIC starting with second quarter 2009. Credit related expenses, which includes loan collection and OREO expenses, increased 217% to $1.1 million for third quarter 2009, compared to $363 thousand for the same quarter of 2008.

Salaries and employee benefits expense decreased $814 thousand, or 12%, over the same quarter of the prior year, primarily due to decreases in bonus expense and in the number of full-time equivalent employees, which decreased to 348 at September 30, 2009 from 378 at September 30, 2008.

Sequentially, non-interest expense for third quarter 2009 decreased by 13% from $16.8 million in second quarter 2009, primarily due to the Company’s share of a special industry-wide FDIC assessment of $1.47 million expensed during second quarter 2009, partially offset by an increase in credit related expenses of $164 thousand in third quarter 2009.

Income Taxes. The effective income tax rate was 34% for third quarter 2009 compared to 42% for third quarter 2008 and a tax benefit of 44% for second quarter 2009. The lower effective tax for third quarter 2009 and higher benefit rates for the second quarter of 2009 were due to the effect of higher tax credits recognized in those periods.

Balance Sheet Summary

Gross loans receivable were $2.13 billion at September 30, 2009, an increase from $2.08 billion at June 30, 2009. New loan production, including $47.1 million in purchased loans, was $131.9 million during third quarter 2009, compared to $80.5 million during second quarter 2009 and $105.7 million during third quarter 2008. Loan pay-offs, pay- downs, amortization and other changes totaled $60.0 million during third quarter 2009, compared to $88.4 million during second quarter 2009 and $129.1 million during third quarter 2008.

Total deposits were $2.49 billion at September 30, 2009, an increase of 2% from $2.44 billion at June 30, 2009. During third quarter 2009, retail deposits increased $113 million, which was offset by a $66 million decrease in brokered deposits. Retail money market accounts increased $63 million and retail CDs increased $35 million, accounting for 87% of the increase in retail deposits. Brokered deposits decreased to $21 million at September 30, 2009 from $304 million at December 31, 2008.

Credit Quality

The Company recorded a provision for loan losses of $8.5 million in third quarter 2009, compared to $6.2 million for the same period of the prior year and $19.0 million in second quarter 2009. The decrease in the provision for loan losses from second quarter 2009 was primarily due to the impact of lower net charge offs and lower special mention and classified loans, partially offset by an increase in non-performing loans.

Total watch list loans, defined as special mention and classified assets, were $144.2 million at September 30, 2009, a decline from $170.2 million at June 30, 2009. Special mention loans decreased to $30.8 million at September 30, 2009, from $53.3 million at June 30, 2009, due to net loan upgrades to the pass category. Substandard loans also decreased to $110.7 million at September 30, 2009, from $112.6 million at June 30, 2009, as certain problem loans were resolved.

Total delinquent loans, 30 or more days delinquent, increased to $67.9 million at September 30, 2009, from $42.8 million at June 30, 2009. Loans past due 30 – 59 days increased significantly to $24.5 million at September 30, 2009, from $5.4 million at June 30, 2009. The increase in early stage delinquencies was primarily attributable to five loan relationships aggregating $18.3 million. The relationships consisted of $10.9 million in loans to a borrower with several car wash businesses, $6.0 million in loans to three motel operators, and a $1.4 million loan to a dry cleaner. These borrowers are experiencing a fall-off in revenues due to the economy.

Non-performing loans on non-accrual status at September 30, 2009, were $35.5 million, or 1.67% of total loans, compared to $30.9 million, or 1.48% of total loans, at June 30, 2009. Inflows to non-performing loans during third quarter 2009 included four loan relationships aggregating $8.6 million, primarily secured by commercial real estate.

Non-performing assets at September 30, 2009 were $84.9 million, or 3.98% of gross loans plus other real estate owned, compared to $71.7 million, or 3.44%, at June 30, 2009. In addition to the net increase in non-performing loans, other real estate owned increased $888 thousand to $4.7 million at September 30, 2009, from $3.8 million at June 30, 2009. This increase was primarily due to the foreclosure of one commercial real estate loan secured by a retail building in Georgia. Accruing troubled debt restructured loans included in non-performing assets, increased $7.7 million to $44.7 million at September 30, 2009, from $37.0 million at June 30, 2009. This increase was primarily due to five commercial real estate loans, aggregating $10.8 million that were restructured during the quarter. The underlying collateral for these loans related to hospitality, retail and a multi-family residential property, and a church.

Net loan charge-offs during third quarter 2009 were $5.9 million, or 1.1% of average loans on an annualized basis, compared to $6.3 million, or 1.2% during third quarter 2008, and $19.2 million, or 3.7% of average loans, during second quarter 2009. Third quarter 2009 charge offs included one commercial real estate loan of $1.2 million, and a commercial loan of $737 thousand. Excluding these two loans, the remaining charge-offs were comprised of 55 loans averaging $71 thousand.

The allowance for loan losses at September 30, 2009, was $53.0 million, or 2.49% of gross loans receivable (net of the guaranteed portion of delinquent SBA loans), compared to $50.3 million, or 2.42%, at June 30, 2009. The ratio of the allowance for loan losses to non-performing loans was 149% at September 30, 2009, compared to 163% at June 30, 2009.

Impaired loans at September 30, 2009, were $88.4 million, an increase from $81.7 million at June 30, 2009. New impaired loans during the quarter included ten significant loan relationships of approximately $1.0 million or more, and aggregating $23.7 million that were restructured. Specific reserves for impaired loans were $16.0 million, or 18.1% of the aggregate impaired loan amount at September 30, 2009, compared to $13.3 million, or 16.3%, at June 30, 2009. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 1.81% at September 30, 2009, compared to 1.85% at June 30, 2009.

Capital

At September 30, 2009, the Company continued to exceed the regulatory capital requirements to be classified as a “well-capitalized” institution. The Leverage Ratio was 9.95% at September 30, 2009, compared to 10.50% at June 30, 2009. The Tier 1 Risk-based Ratio was 13.51% at September 30, 2009, compared to 13.37% at June 30, 2009. The Total Risk-based Ratio was 14.77% at September 30, 2009, compared to 14.63% at June 30, 2009.

At September 30, 2009, common equity represented 6.92% of total assets, compared to 8.87% at September 30, 2008. Tangible common equity (TCE) represented 6.81% of tangible assets at September 30, 2009, compared to 8.72% at September 30, 2008. The decrease in both ratios is primarily attributable to the increase in assets between the periods indicated.

Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. See the accompanying financial information for a reconciliation of the ratio of tangible common equity to tangible assets with stockholders' equity and total assets.

Outlook

Commenting on the outlook for the remainder of 2009, Ms. Kim said, “As we move into the fourth quarter, we will continue to focus on taking an aggressive posture in resolving problem assets, growing core deposits, and maintaining strong liquidity and capital. We believe this focus positions us well for increasing profitability as economic conditions improve.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s third quarter 2009 financial results will be held tomorrow, October 16, 2009 at 9:30 am Pacific / 12:30 pm Eastern. Interested participants and investors may access the conference call by dialing 877-941-6009 (domestic) or 480-629-9771 (international), conference ID# 4171948. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 800-406-7325 (domestic) or 303-590-3030 (international) through October 23, 2009, conference ID# 4171948.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 21 branches and 1 loan production office in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, and a loan production office in Texas. Nara Bank was founded specifically to serve the needs of Korean-Americans. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands)
Nara Bancorp, Inc.

Assets	9/30/2009	6/30/2009	% change	12/31/2008	% change	9/30/2008	% change

Cash and due from banks	$182,150	$239,454	-24%	$30,057	506%	$41,281	341%
Federal funds sold	20,000	40,000	-50%	19,000	5%	32,500	-38%
Securities available for sale, at fair value	744,044	745,792	0%	406,586	83%	313,393	137%
Federal Home Loan Bank and Federal Reserve Bank stock	24,325	24,325	0%	22,255	9%	21,836	11%
Loans held for sale, at the lower of cost or market	14,137	13,664	3%	9,821	44%	4,705	200%
Loans receivable	2,152,190	2,100,077	2%	2,119,354	2%	2,111,868	2%
Allowance for loan losses	(52,967)	(50,339)	5%	(43,419)	22%	(27,806)	90%
Net loans receivable	2,099,223	2,049,738	2%	2,075,935	1%	2,084,062	1%
Accrued interest receivable	11,062	10,187	9%	8,168	35%	8,153	36%
Premises and equipment, net	11,222	11,580	-3%	11,987	-6%	11,836	-5%
Bank owned life insurance	23,518	23,462	0%	23,349	1%	23,291	1%
Goodwill	2,509	2,509	0%	2,509	0%	2,509	0%
Other intangible assets, net	1,186	1,330	-11%	1,627	-27%	1,795	-34%
Other assets	79,314	98,768	-20%	60,760	31%	52,291	52%
Total assets	$3,212,690	$3,260,809	-1%	$2,672,054	20%	$2,597,652	24%

Liabilities

Deposits	$2,487,070	$2,439,795	2%	$1,938,603	28%	$1,946,843	28%
Borrowings from Federal Home Loan Bank	350,000	350,000	0%	350,000	0%	350,000	0%
Subordinated debentures	39,268	39,268	0%	39,268	0%	39,268	0%
Accrued interest payable	12,550	10,921	15%	8,549	47%	8,599	46%
Other liabilities	33,787	139,406	-76%	45,681	-26%	22,429	51%
Total liabilities	2,922,675	2,979,390	-2%	2,382,101	23%	2,367,139	23%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 67,000, 67,000, 67,000 and 0 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a liquidation preference of $67,000,000 at September 30, 2009, June 30, 2009, December 31, 2008 and September 30, 2008, respectively	67,000	67,000	0%	67,000	0%	-	100%
Preferred stock discount	(3,970)	(4,202)	-6%	(4,664)	-15%	-	100%
Common stock, $0.001 par value; authorized, 40,000,000 shares; issued and outstanding, 26,316,576, 26,256,960, 26,246,560, and 26,201,560 shares at September 30, 2009, June 30, 2009, December 31, 2008 and September 30, 2008, respectively	26	26	0%	26	0%	26	0%
Common stock warrant	4,766	4,766	0%	4,766	0%	-	100%
Capital surplus	83,453	83,064	0%	82,077	2%	81,426	2%
Retained earnings	133,437	130,565	2%	141,890	-6%	152,939	-13%
Accumulated other comprehensive income (loss), net	5,303	200	2552%	(1,142)	564%	(3,878)	237%
Total stockholders' equity	290,015	281,419	3%	289,953	0%	230,513	26%

Total liabilities and stockholders' equity	$3,212,690	$3,260,809	-1%	$2,672,054	20%	$2,597,652	24%

Nara Bancorp, Inc.
Consolidated Statements of Income (Loss)
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended,					Nine Months Ended,
	9/30/2009	9/30/2008	% change	6/30/2009	% change	9/30/2009	9/30/2008	% change

Interest income:
Interest and fees on loans	$33,242	$37,801	-12%	$32,461	2%	$97,375	$115,864	-16%
Interest on securities	8,063	3,358	140%	5,710	41%	18,093	10,597	71%
Interest on federal funds sold and other investments	401	531	-24%	239	68%	707	1,376	-49%
Total interest income	41,706	41,690	0%	38,410	9%	116,175	127,837	-9%

Interest expense:
Interest on deposits	13,638	12,948	5%	13,365	2%	38,828	41,733	-7%
Interest on other borrowings	3,835	3,989	-4%	3,785	1%	11,415	12,585	-9%
Total interest expense	17,473	16,937	3%	17,150	2%	50,243	54,318	-8%

Net interest income before provision for loan losses	24,233	24,753	-2%	21,260	14%	65,932	73,519	-10%
Provision for loan losses	8,500	6,180	38%	19,000	-55%	43,170	20,825	107%
Net interest income after provision for loan losses	15,733	18,573	-15%	2,260	596%	22,762	52,694	-57%

Non-interest income:
Service fees on deposit accounts	1,701	1,895	-10%	1,698	0%	5,168	5,439	-5%
Net gains (losses) on sales of loans	(126)	268	-147%	542	-123%	866	1,694	-49%
Net gains on sales of securities available-for-sale	1,722	-	100%	220	683%	2,727	860	217%
Net valuation gains (losses) on interest rate swaps	(85)	76	-212%	(151)	-44%	(352)	251	-240%
Net losses on sales of OREO	2	-	100%	(184)	-101%	(312)	-	-100%
Other than temporary impairment on securities	-	-	0%	-	0%	-	(1,713)	100%
Other income and fees	1,680	1,772	-5%	1,660	1%	4,947	5,404	-8%
Total non-interest income	4,894	4,011	22%	3,785	29%	13,044	11,935	9%

Non-interest expense:
Salaries and employee benefits	6,141	6,955	-12%	6,551	-6%	19,135	22,047	-13%
Occupancy	2,526	2,353	7%	2,484	2%	7,436	6,663	12%
Furniture and equipment	731	722	1%	736	-1%	2,162	2,138	1%
Advertising and marketing	386	466	-17%	505	-24%	1,348	1,669	-19%
Data processing and communications	896	754	19%	990	-9%	2,787	2,481	12%
Professional fees	520	448	16%	428	21%	1,626	1,581	3%
FDIC assessment	984	430	129%	2,446	-60%	4,180	1,031	305%
Other	2,484	1,863	33%	2,682	-7%	8,064	5,652	43%
Total non-interest expense	14,668	13,991	5%	16,822	-13%	46,738	43,262	8%
Income (loss) before income taxes	5,959	8,593	-31%	(10,777)	-155%	(10,932)	21,367	-151%
Income tax provision (benefit)	2,018	3,611	-44%	(4,769)	-142%	(5,685)	8,759	-165%
Net income (loss)	$3,941	$4,982	-21%	$(6,008)	-166%	(5,247)	12,608	-142%
Dividends and discount accretion on preferred stock	$(1,069)	$-	100%	$(1,069)	0%	(3,206)	-	100%
Net income (loss) available to common stockholders	$2,872	$4,982	-42%	$(7,077)	-141%	$(8,453)	$12,608	-167%

Earnings (Loss) Per Common Share:
Basic	$0.11	$0.19		$(0.27)		$(0.32)	$0.48
Diluted	$0.11	$0.19		$(0.27)		$(0.32)	$0.48

Average Shares Outstanding:
Basic	26,290,656	26,199,455		26,256,960		26,266,144	26,196,066
Diluted	26,360,505	26,443,893		26,256,960		26,266,144	26,431,197

Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the Three Months Ended,			(Annualized) At or for the Nine Months Ended,
Profitability measures:	9/30/2009	9/30/2008	6/30/2009	9/30/2009	9/30/2008
ROA [1]	0.49%	0.77%	-0.80%	-0.24%	0.66%
ROE [1]	5.54%	8.56%	-8.26%	-2.42%	7.27%
Net interest margin *	3.14%	4.02%	2.94%	3.08%	4.05%
Efficiency ratio	50.36%	48.64%	67.17%	59.18%	50.63%

[1] based on net income before effect of dividends and discount accretion on preferred stock

	Three Months Ended			Three Months Ended			Three Months Ended
	9/30/2009			9/30/2008			6/30/2009

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans*, includes loans held for sale	$2,117,910	$33,242	6.28%	$2,113,917	$37,801	7.15%	$2,092,809	$32,461	6.20%
Securities available for sale	737,471	8,063	4.37%	290,641	3,358	4.62%	530,322	5,710	4.31%
FRB and FHLB stock and other investments	202,131	277	0.55%	23,052	369	6.40%	266,179	212	0.32%
Federal funds sold	30,870	124	1.61%	32,626	162	1.99%	5,934	27	1.82%
Total interest earning assets*	$3,088,382	$41,706	5.40%	$2,460,236	$41,690	6.78%	$2,895,244	$38,410	5.31%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$549,991	$2,569	1.87%	$291,134	$2,121	2.91%	$416,561	$2,417	2.32%
Savings	134,998	1,040	3.08%	140,295	1,229	3.50%	117,948	1,008	3.42%
Time deposits:
$100,000 or more	811,007	4,799	2.37%	783,151	6,441	3.29%	679,064	4,109	2.42%
Other	670,465	5,230	3.12%	362,804	3,157	3.48%	763,999	5,831	3.05%
Total time deposits	1,481,472	10,029	2.71%	1,145,955	9,598	3.35%	1,443,063	9,940	2.76%
Total interest bearing deposits	2,166,461	13,638	2.52%	1,577,384	12,948	3.28%	1,977,572	13,365	2.70%
FHLB advances	356,848	3,355	3.76%	350,668	3,349	3.82%	350,000	3,262	3.73%
Other borrowings	37,769	480	5.08%	37,741	640	6.78%	37,764	523	5.54%
Total interest bearing liabilities	2,561,078	$17,473	2.73%	1,965,793	$16,937	3.45%	2,365,336	$17,150	2.90%
Non-interest bearing demand deposits	308,327			342,200			297,089
Total funding liabilities / cost of funds	$2,869,405		2.44%	$2,307,993		2.94%	$2,662,425		2.58%
Net interest income / net interest spread*		$24,233	2.67%		$24,753	3.33%		$21,260	2.41%
Net interest margin*			3.14%			4.02%			2.94%
Net interest margin*, excluding effect of non-accrual loan income (expense)			3.18%			4.07%			2.96%
Net interest margin*, excluding effect of non-accrual loan income (expense) and prepayment fee income			3.16%			4.00%			2.94%

Non-accrual loan income (reversed) recognized		$(328)			$(273)			$(169)
Prepayment fee income received		173			434			145
Net		$(155)			$161			$(24)

Cost of deposits:
Non-interest bearing demand deposits	$308,327	$-		$342,200	$-		$297,089	$-
Interest bearing deposits	2,166,461	13,638	2.52%	1,577,384	12,948	3.28%	1,977,572	13,365	2.70%
Total deposits	$2,474,788	$13,638	2.20%	$1,919,584	$12,948	2.70%	$2,274,661	$13,365	2.35%

	Nine Months Ended			Nine Months Ended
	9/30/2009			9/30/2008

		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans*, includes loans held for sale	$2,106,172	$97,375	6.16%	$2,088,851	$115,864	7.40%
Securities available for sale	565,059	18,093	4.27%	288,909	10,597	4.89%
FRB and FHLB stock and other investments	173,315	555	0.43%	23,765	1,056	5.92%
Federal funds sold	13,128	152	1.54%	20,605	320	2.07%
Total interest earning assets*	$2,857,674	$116,175	5.42%	$2,422,130	$127,837	7.04%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$437,224	$7,251	2.21%	$266,872	$5,851	2.92%
Savings	121,480	3,056	3.35%	140,018	3,877	3.69%
Time deposits:
$100,000 or more	690,649	12,452	2.40%	822,548	22,389	3.63%
Other	690,686	16,069	3.10%	286,841	9,616	4.47%
Total time deposits	1,381,335	28,521	2.75%	1,109,389	32,005	3.85%
Total interest bearing deposits	1,940,039	38,828	2.67%	1,516,279	41,733	3.67%
FHLB advances	358,434	9,853	3.67%	372,294	10,543	3.78%
Other borrowings	37,920	1,562	5.49%	37,882	2,042	7.19%
Total interest bearing liabilities	2,336,393	$50,243	2.87%	1,926,455	$54,318	3.76%
Non-interest bearing demand deposits	298,418			339,169
Total funding liabilities / cost of funds	$2,634,811		2.54%	$2,265,624		3.20%
Net interest income / net interest spread*		$65,932	2.55%		$73,519	3.28%
Net interest margin*			3.08%			4.05%
Net interest margin*, excluding effect of non-accrual loan income (expense)			3.12%			4.07%
Net interest margin*, excluding effect of non-accrual loan income (expense) and prepayment fee income			3.10%			4.00%

Non-accrual loan income (reversed) recognized		$(888)			$(406)
Prepayment fee income received		465			1,235
Net		$(423)			$829

Cost of deposits:
Non-interest bearing demand deposits	$298,418	$-		$339,169	$-
Interest bearing deposits	1,940,039	38,828	2.67%	1,516,279	41,733	3.67%
Total deposits	$2,238,457	$38,828	2.31%	$1,855,448	$41,733	3.00%

	For the Three Months Ended					For the Nine Months Ended
	9/30/2009	9/30/2008	% change	6/30/2009	% change	9/30/2009	9/30/2008	% change
AVERAGE BALANCES
Gross loans*, includes loans held for sale	$2,117,910	$2,113,917	0%	$2,092,809	1%	2,106,172	2,088,851	1%
Investments	970,472	346,319	180%	802,435	21%	751,502	333,279	125%
Interest-earning assets*	3,088,382	2,460,236	26%	2,895,244	7%	2,857,674	2,422,130	18%
Total assets	3,208,774	2,573,286	25%	3,007,256	7%	2,972,856	2,532,671	17%

Interest-bearing deposits	2,166,461	1,577,384	37%	1,977,572	10%	1,940,039	1,516,279	28%
Interest-bearing liabilities	2,561,078	1,965,793	30%	2,365,336	8%	2,336,393	1,926,455	21%
Non-interest-bearing demand deposits	308,327	342,200	-10%	297,089	4%	298,418	339,169	-12%
Stockholders' Equity	284,676	232,918	22%	290,959	-2%	288,928	231,133	25%
Net interest earning assets*	527,304	494,443	7%	529,908	0%	521,281	495,675	5%

LOAN PORTFOLIO COMPOSITION: *	9/30/2009	6/30/2009	% change	12/31/2008	% change	9/30/2008	% change

Commercial loans	$546,328	$556,793	-2%	$598,556	-9%	$600,933	-9%
Real estate loans	1,566,551	1,502,048	4%	1,472,872	6%	1,470,348	7%
Consumer and other loans	20,142	23,069	-13%	28,520	-29%	27,574	-27%
Loans outstanding*	2,133,021	2,081,910	2%	2,099,948	2%	2,098,855	2%
Unamortized deferred loan fees - net of costs	(1,688)	(1,598)	6%	(1,505)	12%	(1,522)	11%
Loans*, net of deferred loan fees and costs	2,131,333	2,080,312	2%	2,098,443	2%	2,097,333	2%
Allowance for loan losses	(52,967)	(50,339)	5%	(43,419)	22%	(27,806)	90%
Loan receivable*, net	$2,078,366	$2,029,973	2%	$2,055,024	1%	$2,069,527	0%
* The loan portfolio composition tables excludes the guaranteed portion of delinquent SBA loans for the amounts indicated at each period as these are 100% guaranteed by the SBA.	$20,857	$19,765		$20,911		$14,535

DEPOSIT COMPOSITION	9/30/2009	6/30/2009	% Change	12/31/2008	% Change	9/30/2008	% Change
Non-interest-bearing demand deposits	$328,844	$318,874	3%	$303,656	8%	$352,252	-7%
Money market and other	577,185	517,020	12%	306,478	88%	318,701	81%
Saving deposits	143,476	129,120	11%	113,186	27%	128,490	12%
Time deposits of $100,000 or more	855,261	763,088	12%	626,850	36%	737,273	16%
Other time deposits	582,304	711,693	-18%	588,433	-1%	410,127	42%
Total deposit balances	$2,487,070	$2,439,795	2%	$1,938,603	28%	$1,946,843	28%

DEPOSIT COMPOSITION (%)	9/30/2009	6/30/2009	12/31/2008	9/30/2008
Non-interest-bearing demand deposits	13.2%	13.1%	15.7%	18.1%
Money market and other	23.2%	21.2%	15.8%	16.4%
Saving deposits	5.8%	5.3%	5.8%	6.6%
Time deposits of $100,000 or more	34.4%	31.3%	32.3%	37.8%
Other time deposits	23.4%	29.1%	30.4%	21.1%
Total deposit balances	100.0%	100.0%	100.0%	100.0%

CAPITAL RATIOS	9/30/2009	6/30/2009	12/31/2008	9/30/2008
Total stockholders' equity	$290,015	$281,419	$289,953	$230,513
Tier 1 risk-based capital ratio	13.51%	13.37%	14.32%	11.84%
Total risk-based capital ratio	14.77%	14.63%	15.58%	13.08%
Tier 1 leverage ratio	9.95%	10.50%	12.61%	10.42%
Book value per share	$11.02	$10.72	$11.05	$8.80
Tangible common equity per share[2]	$8.30	$8.00	$8.33	$8.63
Tangible common equity to tangible assets[2]	6.81%	6.45%	8.20%	8.72%

[2] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reonciliation of GAAP financial measures to non-GAAP financial measures:

	9/30/2009	6/30/2009	12/31/2008	9/30/2008
Total stockholders' equity	$290,015	$281,419	$289,953	$230,513
Less: Preferred stock, net of discount	(63,030)	(62,798)	(62,336)	-
Common stock warrant	(4,766)	(4,766)	(4,766)	-
Goodwill and other intangible assets, net	(3,695)	(3,839)	(4,136)	(4,304)
Tangible common equity	$218,524	$210,016	$218,715	$226,209

Total assets	$3,212,690	$3,260,809	$2,672,054	$2,597,652
Less: Goodwill and other intangible assets, net	(3,695)	(3,839)	(4,136)	(4,304)
Tangible assets	$3,208,995	$3,256,970	$2,667,918	$2,593,348

Common shares outstanding	26,316,576	26,256,960	26,246,560	26,201,560

Tangible common equity to tangible assets	6.81%	6.45%	8.20%	8.72%
Tangible common equity per share	$8.30	$8.00	$8.33	$8.63

	For the Three Months Ended					For the Nine Months Ended
ALLOWANCE FOR LOAN LOSSES:	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008	9/30/2009	9/30/2008
Balance at beginning of period	$50,339	$50,504	$43,419	$27,806	$27,899	$43,419	$20,035
Provision for loan losses	8,500	19,000	15,670	28,000	6,180	43,170	20,825
Recoveries	179	251	83	124	23	513	128
Charge offs	(6,051)	(19,416)	(8,668)	(12,511)	(6,296)	(34,135)	(13,182)
Balance at end of period	$52,967	$50,339	$50,504	$43,419	$27,806	$52,967	$27,806
Net charge-off/average gross loans* (annualized)	1.11%	3.66%	1.63%	2.37%	1.19%	2.13%	0.83%

	For the Three Months Ended,					For the Nine Months Ended
NET CHARGED OFF LOANS BY TYPE	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008	9/30/2009	9/30/2008

Real estate loans	$2,572	$12,410	$2,121	$2,613	$2,128	$17,103	$4,764
Commercial loans	3,282	6,608	5,204	9,685	4,053	15,094	7,968
Consumer loans	18	147	1,260	89	92	1,425	322
Total net charge-offs	$5,872	$19,165	$8,585	$12,387	$6,273	$33,622	$13,054

NON-PERFORMING ASSETS	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
Delinquent loans 90 days or more on non-accrual status*	$35,510	$30,850	$41,330	$37,580	$30,501
Delinquent loans 90 days or more on accrual status	-	-	7	-	-
Total non-performing loans*	35,510	30,850	41,337	37,580	30,501
Other real estate owned	4,693	3,805	4,822	2,969	2,623
Restructured loans	44,707	37,026	31,131	3,256	3,699
Total non-performing assets*	$84,910	$71,681	$77,290	$43,805	$36,823
Non-performing assets*/ total assets	2.64%	2.20%	2.74%	1.64%	1.42%
Non-performing assets*/ gross loans* & OREO	3.98%	3.44%	3.69%	2.08%	1.75%
Non-performing loans*/gross loans*	1.67%	1.48%	1.98%	1.79%	1.45%
Allowance for loan losses/ gross loans*	2.49%	2.42%	2.42%	2.07%	1.33%
Allowance for loan losses/ non-performing loans*	149%	163%	122%	116%	91%

DELINQUENT LOANS BY DAYS PAST DUE	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008

30 - 59 days	$24,507	$5,364	$8,272	$10,967	$10,486
60 - 89 days	7,931	6,593	838	2,668	2,792
90 days or more and accruing	-	-	7	-	-
Non-accrual	35,510	30,850	41,330	37,580	30,501
Total delinquent loans*	$67,948	$42,807	$50,447	$51,215	$43,779

DELINQUENT LOANS BY TYPE[3]	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008

Real estate loans	$54,129	$28,242	$31,823	$28,409	$18,681
Commercial loans	13,241	14,041	18,076	21,030	24,151
Consumer loans	578	524	548	1,776	947
Total delinquent loans*	$67,948	$42,807	$50,447	$51,215	$43,779
[3]Delinquent over 30 days, including non-accrual loans

NON-ACCRUAL LOANS BY TYPE	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008

Real estate loans	$25,696	$20,515	$26,153	$21,759	$11,410
Commercial loans	9,521	10,072	14,876	14,379	18,885
Consumer loans	293	263	301	1,442	206
Total non-accrual loans*	$35,510	$30,850	$41,330	$37,580	$30,501

WATCH LIST LOANS	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
Special mention	$30,762	$53,277	$68,388	$71,169	$38,461
Substandard	110,669	112,641	98,412	55,622	44,580
Doubtful	2,767	4,237	7,288	9,883	7,306
Loss	-	-	8	-	-
Total watch list loans	$144,198	$170,155	$174,096	$136,674	$90,347

CONTACT:
Investors and Financial Media:
Financial Relations Board
George Zagoudis, 312-640-6663